Filed Pursuant to Rule 424(b)(5)
Registration No. 333-292925

Prospectus Supplement

(To Prospectus dated January 23, 2026)

$6,500,000,000

$1,000,000,000 4.650% Senior Notes due 2031

$1,000,000,000 5.000% Senior Notes due 2033

$2,250,000,000 5.300% Senior Notes due 2036

$1,750,000,000 6.125% Senior Notes due 2056

$500,000,000 6.200% Senior Notes due 2066

We are offering $1,000,000,000 of 4.650% Senior Notes due 2031 (the “2031 notes”), $1,000,000,000 of 5.000% Senior Notes due 2033 (the “2033 notes”), $2,250,000,000 of 5.300% Senior Notes due 2036 (the “2036 notes”), $1,750,000,000 of 6.125% Senior Notes due 2056 (the “2056 notes”), and $500,000,000 of 6.200% Senior Notes due 2066 (the “2066 notes” and, together with the 2031 notes, the 2033 notes, the 2036 notes, and the 2056 notes, the “notes”).

The 2031 notes will bear interest at a rate of 4.650% per annum and will mature on June 1, 2031. The 2033 notes will bear interest at a rate of 5.000% per annum and will mature on August 15, 2033. The 2036 notes will bear interest at a rate of 5.300% per annum and will mature on May 15, 2036. The 2056 notes will bear interest at a rate of 6.125% per annum and will mature on May 15, 2056. The 2066 notes will bear interest at a rate of 6.200% per annum and will mature on May 15, 2066.

We may redeem some or all of the notes at any time or from time to time at the redemption prices set forth under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness. There is no sinking fund for the notes. Each series of notes is a new issue of securities with no established trading market. The notes are not and will not be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Public Offering Price (1)		Underwriting Discounts		Proceeds to Intel, Before Expenses (2)
	Per Note	Total	Per Note	Total	Per Note	Total
2031 Notes	99.780%	$997,800,000	0.120%	$1,200,000	99.660%	$996,600,000
2033 Notes	99.935%	$999,350,000	0.150%	$1,500,000	99.785%	$997,850,000
2036 Notes	99.720%	$2,243,700,000	0.200%	$4,500,000	99.520%	$2,239,200,000
2056 Notes	99.682%	$1,744,435,000	0.400%	$7,000,000	99.282%	$1,737,435,000
2066 Notes	99.293%	$496,465,000	0.400%	$2,000,000	98.893%	$494,465,000

(1)	The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from April 30, 2026.
(2)	The underwriters have agreed to reimburse us for certain of our expenses. See “Underwriting (Conflicts of Interest).”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about April 30, 2026, which is the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). See “Underwriting (Conflicts of Interest).”

Joint Book-Running Managers

Citigroup	J.P. Morgan

Barclays	BofA Securities	Deutsche Bank Securities

Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

BNP PARIBAS	Mizuho	RBC Capital Markets	TD Securities	Wells Fargo Securities

COMMERZBANK	Credit Agricole CIB	ICBC Standard Bank	NatWest	OCBC	Standard Chartered Bank

Academy Securities	Loop Capital Markets	Siebert Williams Shank

April 27, 2026

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

We have not, and the underwriters have not, authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our,” “us” and “Intel” refer to Intel Corporation and its consolidated subsidiaries.

References herein to “$” and “dollars” are to the currency of the United States. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of the debt securities we may offer in the accompanying prospectus is different from the description of this offering of the notes in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus described under “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus to which we have referred you to be investment, legal or tax advice. You should consult your own counsel, accountants, and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and information statements and amendments to reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.

S-ii

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Intel Corporation and the notes offered by this prospectus supplement, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be obtained at the SEC’s website set forth above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

S-iii

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):

•	Our Annual Report on Form 10-K for the fiscal year ended December 27, 2025, filed with the SEC on January 23, 2026;

•	Our Quarterly Report on Form 10-Q for the three months ended March 28, 2026, filed with the SEC on April 24, 2026;

•

Information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 27, 2025, filed with the SEC on January  23, 2026, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2026; and

•	Our Current Reports on Form 8-K filed with the SEC on December 29, 2025, January 23, 2026, March 3, 2026 (Item 8.01 only), April 3, 2026, April 8, 2026 and April 24, 2026.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering will be deemed to be incorporated by reference in this prospectus supplement and to be part hereof from the date of filing of such reports and other documents. However, we are not incorporating by reference (i) any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items, including information furnished under Items 2.02 or 7.01 of Form 8-K, or (ii) any Form SD, unless, in either case, otherwise specified in such current report, or in such form or in a particular prospectus supplement. In addition, we will only incorporate certain portions of our proxy statement for our annual meeting of stockholders as specified in our Annual Report on Form 10-K.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them from our Investor Relations department, at the following address:

Investor Relations Manager

2200 Mission College Blvd.

M/S RNB4-131

Santa Clara, CA 95054

(800) 628-8688

S-iv

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein or therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include all statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. Words such as “accelerate”, “achieve”, “aim”, “ambitions”, “anticipate”, “believe”, “committed”, “continue”, “could”, “designed”, “estimate”, “expect”, “forecast”, “future”, “goals”, “grow”, “guidance”, “intend”, “likely”, “may”, “might”, “milestones”, “next-generation”, “objective”, “on track”, “opportunity”, “outlook”, “pending”, “plan”, “position”, “possible”, “potential”, “predict”, “progress”, “ramp”, “roadmap”, “seek”, “should”, “strive”, “targets”, “to be”, “upcoming”, “will”, “would” and variations of such words and similar expressions are intended to identify such forward-looking statements, which may include statements regarding:

•	our business plans and strategy and anticipated benefits therefrom;

•	projections of our future financial performance, including future revenue, gross profits, capital expenditures and cash flows;

•	projected costs and yield trends;

•

future cash requirements, the availability, uses, sufficiency and cost of capital resources, and sources of funding, including for future capital and R&D investments and for returns to stockholders, and credit ratings expectations;

•

future products, services and technologies, and the expected goals, timeline, ramps, progress, availability, production, regulation and benefits of such products, services and technologies, including future process nodes and packaging technology, product roadmaps, schedules, future product architectures, expectations regarding process performance, per-watt parity and metrics, and expectations regarding product and process competitiveness;

•	internal and external manufacturing plans, including future internal manufacturing volumes, manufacturing expansion plans and the financing therefor, and external foundry usage;

•	future production capacity and product supply;

•	supply expectations, including regarding constraints, limitations, pricing, and industry shortages;

•	plans and goals related to Intel’s foundry business, including with respect to anticipated customers, future manufacturing capacity and service, technology and IP offerings;

•	expected timing and impact of acquisitions, divestitures and other significant transactions;

•	expected completion and impacts of restructuring activities and cost-saving or efficiency initiatives;

•	social and environmental performance goals, measures, strategies and results;

•	our anticipated growth, future market share, customer demand and trends in our businesses and operations;

•	projected growth and trends in markets relevant to our businesses;

•	anticipated trends and impacts related to industry component, substrate and foundry capacity utilization, shortages and constraints;

•	expectations regarding government funding, incentives, policies and priorities;

•	technology trends and developments, including with respect to AI;

•	macro economic conditions;

•	geopolitical tensions and conflicts, including with respect to international trade policies in areas such as tariffs and export controls, and their potential impact on our business;

•	tax- and accounting-related expectations;

•	expectations regarding our relationships with certain sanctioned parties; and

•	other characterizations of future events or circumstances.

Such statements involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied, including those associated with:

•	the high level of competition and rapid technological change in our industry;

•	the significant, long-term and inherently risky investments we are making in R&D and manufacturing facilities that may not realize a favorable return;

•	the complexities and uncertainties in developing and implementing new semiconductor products and manufacturing process technologies;

•

a potential pause or discontinuation of our pursuit of Intel 14A and other next generation leading-edge process technologies if we are unable to secure sufficient committed demand for Intel 14A through product design wins with potential significant external customers and our Intel products roadmap;

•	alternative financing arrangements and pursuit of government grants;

•	the U.S. government’s acquisition of significant equity interests in us;

•	changes in product demand and margins;

•

macroeconomic conditions and geopolitical tensions and conflicts, including geopolitical and trade tensions between the U.S. and China, tensions and conflict affecting Israel and the Middle East, rising tensions between mainland China and Taiwan and the impacts of Russia’s war on Ukraine;

•

recently elevated geopolitical tensions, volatility and uncertainty with respect to international trade policies, including tariffs and export controls, impacting our business, the markets in which we compete and the world economy;

•	the evolving market for products with AI capabilities;

•	our complex global supply chain supporting our manufacturing facilities and incorporating external foundries, including from disruptions, delays, trade tensions and conflicts, or shortages;

•	product defects, errata and other product issues, particularly as we develop next-generation products and implement next-generation manufacturing process technologies;

•	potential security vulnerabilities in our products;

•	increasing and evolving cybersecurity threats and privacy risks;

•	IP risks including related litigation and regulatory proceedings;

•	the need to attract, retain and motivate key talent;

•	strategic transactions and investments;

•	sales-related risks, including customer concentration and the use of distributors and other third parties;

•	our debt obligations and our ability to access sources of capital;

•	complex and evolving laws and regulations across many jurisdictions;

•	catastrophic events;

•	fluctuations in currency exchange rates;

•	changes in our effective tax rate and applicable tax regimes;

•	environmental, health, safety and product regulations; and

•	other risks and uncertainties described in our most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and our other filings with the SEC.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. Our actual results may differ materially, and these forward-looking statements do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that had not been completed as of the date of this prospectus supplement.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would affect our business. In light of these factors, the forward-looking events and circumstances discussed in this prospectus supplement or the accompanying prospectus may not occur and actual results can differ materially and adversely from those anticipated or implied in the forward-looking statements. These statements are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Although we do not undertake, and expressly disclaim, any duty to update any forward-looking statements, whether as a result of new information, new developments or otherwise, except to the extent that disclosure may be required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025, filed with the SEC on January 23, 2026, our Quarterly Report on Form 10-Q for the three months ended March 28, 2026, filed with the SEC on April 24, 2026 and in the documents that we subsequently file with the SEC as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

INTEL CORPORATION

We are a global designer and manufacturer of semiconductor products. The central processing units (“CPUs”) and other semiconductor solutions that we design, manufacture, market, sell and service are incorporated in computing and related end products and services, and utilized globally by consumers, enterprises, governments and educational organizations. Our customers primarily include original equipment manufacturers (“OEMs”), original design manufacturers, cloud service providers, and other manufacturers and service providers, such as industrial and communication equipment manufacturers. We market and sell our products through a combination of direct sales through our global sales organization and indirect channels, including distributors, resellers, retailers and OEM partners.

As a U.S.-based integrated design manufacturer, in addition to designing CPUs and other semiconductor products, we develop leading-edge semiconductor manufacturing process technologies (“nodes”) and advanced packaging technologies and predominantly manufacture our semiconductor products at our manufacturing and assembly and test facilities, many of which are in the U.S. We are the only company undertaking research, design and development of leading-edge and next generation semiconductor manufacturing technologies and high-volume manufacturing of logic semiconductors utilizing leading-edge nodes in the U.S., making us a strategically important company from both a national economic and national security perspective. In addition to manufacturing our own products, we offer third-party foundry services to external customers and aim to establish this business as a leading external foundry.

Our principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95054-1549, (408) 765-8080, and our Internet website address is www.intel.com. Information on or accessible through our Internet website is not a part of this prospectus supplement or the accompanying prospectus.

Intel, Arc, Intel Core, FlexRAN, Gaudi, the Intel logo, Thunderbolt and the Thunderbolt logo, Intel vPro and Xeon are trademarks of Intel Corporation or its subsidiaries. All other trademarks, trade names and service marks appearing in this prospectus supplement or the documents incorporated by reference herein are the property of their respective holders.

The Offering

Issuer	Intel Corporation

Securities Offered	$1,000,000,000 aggregate principal amount of 2031 notes;

$1,000,000,000 aggregate principal amount of 2033 notes;

$2,250,000,000 aggregate principal amount of 2036 notes;

$1,750,000,000 aggregate principal amount of 2056 notes; and

$500,000,000 aggregate principal amount of 2066 notes.

Maturity Date	June 1, 2031 for the 2031 notes;

August 15, 2033 for the 2033 notes;

May 15, 2036 for the 2036 notes;

May 15, 2056 for the 2056 notes; and

May 15, 2066 for the 2066 notes.

Interest Rate	4.650% per annum for the 2031 notes;

5.000% per annum for the 2033 notes;

5.300% per annum for the 2036 notes;

6.125% per annum for the 2056 notes; and

6.200% per annum for the 2066 notes.

Interest Payment Dates	Interest on the 2031 notes will be paid semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2026. Interest on the 2033 notes will be paid semi-annually in arrears on February 15 and August 15, beginning on August 15, 2026. Interest on the 2036 notes will be paid semi-annually in arrears on May 15 and November 15, beginning on November 15, 2026. Interest on the 2056 notes will be paid semi-annually in arrears on May 15 and November 15, beginning on November 15, 2026. Interest on the 2066 notes will be paid semi-annually in arrears on May 15 and November 15, beginning on November 15, 2026.

Ranking	The notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.

Optional Redemption	We may redeem some or all of each series of notes, in whole or in part, at any time and from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

Use of Proceeds	We expect to receive net proceeds of $6.47 billion from the sale of the notes offered hereby, before expenses but after deducting the underwriting discounts. We intend to use the net proceeds from the offering of the notes to repay the 364-day senior unsecured term loan facility related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from our wafer fabrication plant in Ireland (“Fab 34”).

Conflicts of Interest	We expect to use the net proceeds from this offering to repay the 364-day senior unsecured term loan facility related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from Fab 34. Accordingly, certain of the underwriters and/or their affiliates who may be holders of our 364-day senior unsecured term loan facility may receive a portion of the proceeds of the offering. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering by reason of any such repayment, such underwriters would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the Notes are investment-grade rated by one or more nationally recognized statistical rating agencies. See “Underwriting (Conflicts of Interest)—Other Relationships—Conflicts of Interest.”

Further Issuances	We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue further notes ranking equally and ratably with such series of notes in all respects (or in all respects except for the issue date, the offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided, that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Any such further notes will have the same terms as to status, redemption or otherwise as the notes.

Form of Notes	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System (“Euroclear”), or Clearstream Banking S.A. (“Clearstream”), as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” in this prospectus supplement.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Trustee, Registrar and Paying Agent	Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association)

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2025, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the risks relating to us described in our reports set out above and any subsequent filings, the following are additional risks relating to an investment in the notes.

Risks Related to the Offering

The notes are structurally subordinated to the liabilities of our subsidiaries.

The notes are exclusively our obligations and are not obligations of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish, and the indenture will not restrict the ability of our subsidiaries to incur indebtedness that would be structurally senior to the notes.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness, including senior unsecured guarantees of indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional debt, including secured debt. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could structurally rank senior to the notes;

•

limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness, or to engage in sale/leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The major debt rating agencies routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. During 2025 and in prior years, we suffered multiple credit rating downgrades that adversely impacted our borrowing costs and access to capital, and we may continue to suffer additional such downgrades if our business and financial results do not measurably improve. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

Active trading markets for the notes may not develop; the market prices of the notes may be volatile.

There is no existing market for any series of the notes. We will not apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the notes will ever develop or, if developed, will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes, the market for similar securities and the financial markets generally. As a general matter, all other things being equal, increasing interest rates will result in a decreased market price for the notes. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes;

•	the level, direction and volatility of market interest rates generally; and

•	changes in general economic and political conditions and specific conditions in the end markets we address, including volatility and cyclicality in the technology sector and semiconductor industry.

Optional redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We expect to receive net proceeds of $6.47 billion from the sale of the notes offered hereby, before expenses but after deducting the underwriting discounts. We intend to use the net proceeds from the offering of the notes to repay the 364-day senior unsecured term loan facility related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from Fab 34, which matures on April 7, 2027 and bears an initial interest rate of 4.79%. Accordingly, certain of the underwriters and/or their affiliates who may be holders of our 364-day senior unsecured term loan facility may receive a portion of the proceeds of the offering. See “Underwriting (Conflicts of Interest)—Other Relationships—Conflicts of Interest.” Pending the final application of the net proceeds from the sale of the notes, such net proceeds may be held in accordance with our internal investment policy, temporarily invested in cash, cash equivalents and/or high-quality marketable debt investments and other instruments allowed by our investment policy.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and short-term investments, and our total capitalization on a consolidated basis as of March 28, 2026:

•	on an actual basis;

•	on an as adjusted basis to reflect:

•	the issuance of $6,500,000,000 of notes offered hereby; and

•	the receipt of the net proceeds (before expenses but after deducting the underwriting discounts) from the issuance of the notes offered hereby.

We intend to use the net proceeds to repay the 364-day senior unsecured term loan facility related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from Fab 34. This term loan facility was entered into in April 2026, and is therefore not reflected in our capitalization as of March 28, 2026.

You should read the following table along with our consolidated financial statements and the accompanying notes to those statements, together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 28, 2026
	Actual(1)	As Adjusted(1)
	(in millions except par value and footnotes)
Cash and cash equivalents	$17,247	$23,713
Short-term investments	15,542	15,542

Total cash and cash equivalents and short-term investments	$32,789	$39,255

Long-term debt, including current maturities:
Fixed-rate senior notes:
2.60% due May 2026	1,000	1,000
3.75% due March 2027	1,000	1,000
3.15% due May 2027	1,000	1,000
3.75% due August 2027	1,250	1,250
4.88% due February 2028	1,750	1,750
1.60% due August 2028	1,000	1,000
4.00% due August 2029	850	850
2.45% due November 2029	2,000	2,000
5.13% due February 2030	1,250	1,250
3.90% due March 2030	1,500	1,500
5.00% due February 2031	500	500
2.00% due August 2031	1,250	1,250
4.15% due August 2032	1,250	1,250
4.00% due December 2032	750	750
5.20% due February 2033	2,250	2,250
5.15% due February 2034	900	900
4.60% due March 2040	750	750
2.80% due August 2041	750	750
4.80% due October 2041	802	802
4.25% due December 2042	567	567
5.63% due February 2043	1,000	1,000

	As of March 28, 2026
	Actual(1)	As Adjusted(1)
	(in millions except par value and footnotes)
4.90% due July 2045	772	772
4.10% due May 2046	1,250	1,250
4.10% due May 2047	1,000	1,000
4.10% due August 2047	640	640
3.73% due December 2047	1,967	1,967
3.25% due November 2049	2,000	2,000
4.75% due March 2050	2,250	2,250
3.05% due August 2051	1,250	1,250
4.90% due August 2052	1,750	1,750
5.70% due February 2053	2,000	2,000
5.60% due February 2054	1,150	1,150
3.10% due February 2060	1,000	1,000
4.95% due March 2060	1,000	1,000
3.20% due August 2061	750	750
5.05% due August 2062	900	900
5.90% due February 2063	1,250	1,250
4.650% due 2031 offered hereby	—	1,000
5.000% due 2033 offered hereby	—	1,000
5.300% due 2036 offered hereby	—	2,250
6.125% due 2056 offered hereby	—	1,750
6.200% due 2066 offered hereby	—	500
Oregon and Arizona bonds(2)
3.80%-4.10% due December 2035-2040	423	423
5.00% due September 2042	131	131
4.00% due June 2049	438	438
5.00% due September 2052	445	445

Total senior notes and other borrowings	45,735	52,235
Unamortized premium/discount, issuance costs and other	(379)	(413)
Hedge accounting fair value adjustments	(325)	(325)

Total long-term debt, including current maturities	$45,031	$51,497

Stockholders’ equity:
Preferred stock, $0.001 par value, 50 shares authorized, none outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value, 10,000 shares authorized; 5,023 shares issued and outstanding, and capital in excess of par value, actual and as adjusted(3)	$66,259	$66,259
Accumulated other comprehensive income (loss)	(44)	(44)
Retained earnings	45,179	45,179

Non-controlling interest	13,595	13,595

Total stockholders’ equity	124,989	124,989

Total Capitalization	$170,020	$176,486

(1)

Excludes the 364-day senior unsecured term loan facility related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from Fab 34, which was executed in April 2026.

(2)	These bonds may be remarketed or tendered on a periodic basis and will be classified within the current portion of long-term debt in the 12 months before remarketing or tendering.
(3)

Excludes (i) 138 million shares issuable upon vesting of unvested restricted stock units and performance stock units as of March 28, 2026, (ii) 5 million shares issuable upon vesting of unvested options as of March 28, 2026, (iii) 215 million and 72 million additional shares authorized for issuance as of March 28, 2026 under our 2006 Equity Incentive Plan and 2006 Stock Purchase Plan, respectively, and (iv) 149,438,785 shares held in escrow for the benefit of the United States Department of Commerce (subject to release as we receive disbursements under the Secure Enclave program) as of March 28, 2026.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities in the accompanying prospectus.

We will issue the notes as separate series of debt securities as defined in the accompanying prospectus. The following description of the terms of the notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. The notes are to be issued under an indenture, dated as of March 29, 2006, between us and Citibank, N.A., as trustee, as supplemented by the first supplemental indenture, dated as of December 3, 2007, between us and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as successor trustee (the “base indenture”) and a supplemental indenture to be dated as of the date the notes are issued (together with the base indenture, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. You may request a copy of the indenture from us as set forth in “Information Incorporated by Reference” in this prospectus supplement. We urge you to read the indenture (including the form of senior note contained therein) because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our,” and “us” refer only to Intel Corporation and not to its subsidiaries.

General

The notes will be issued in five series. We will initially issue a total of $1,000,000,000 of 4.650% Senior Notes that will mature on June 1, 2031 (the “2031 notes”), $1,000,000,000 of 5.000% Senior Notes that will mature on August 15, 2033 (the “2033 notes”), $2,250,000,000 of 5.300% Senior Notes that will mature on May 15, 2036 (the “2036 notes”), $1,750,000,000 of 6.125% Senior Notes that will mature on May 15, 2056 (the “2056 notes”), and $500,000,000 of 6.200% Senior Notes that will mature on May 15, 2066 (the “2066 notes” and, together with the 2031 notes, the 2033 notes, the 2036 notes and the 2056 notes, the “notes”). We may issue additional notes of any series as described under “—Further Issuances.”

We may redeem the notes, in whole or in part, at any time and from time to time at our option as described under “—Optional Redemption” below.

The notes of each series will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The term “business day” when used with respect to any note means any day, other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York (or such other place of payment as may be subsequently specified by us) are authorized or required by law or executive order to close.

The notes will not be subject to any sinking fund.

We may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Ranking

The notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our unsecured and unsubordinated obligations. However, the notes are structurally subordinated to the liabilities of our subsidiaries and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

As of March 28, 2026, we had $45.7 billion(1) of long-term indebtedness outstanding, including current maturities, none of which was secured. After giving effect to this offering, we would have had $52.2 billion of long-term indebtedness outstanding as of March 28, 2026.

The 2031 notes will be initially limited in aggregate principal amount to $1,000,000,000 and will mature on June 1, 2031, the 2033 notes will be initially limited in aggregate principal amount to $1,000,000,000 and will mature on August 15, 2033, the 2036 notes will be initially limited in aggregate principal amount to $2,250,000,000 and will mature on May 15, 2036, the 2056 notes will be initially limited in aggregate principal amount to $1,750,000,000 and will mature on May 15, 2056, and the 2066 notes will be initially limited in aggregate principal amount to $500,000,000 and will mature on May 15, 2066, in each case unless earlier redeemed.

Interest on the notes will accrue from April 30, 2026 at the rate of 4.650% per annum for the 2031 notes, 5.000% per annum for the 2033 notes, 5.300% per annum for the 2036 notes, 6.125% per annum for the 2056 notes, and 6.200% per annum for the 2066 notes. Interest on the 2031 notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2026. Interest on the 2033 notes will be paid semi-annually in arrears on February 15 and August 15, beginning on August 15, 2026. Interest on the 2036 notes will be paid semi-annually in arrears on May 15 and November 15, beginning on November 15, 2026. Interest on the 2056 notes will be paid semi-annually in arrears on May 15 and November 15, beginning on November 15, 2026. Interest on the 2066 notes will be paid semi-annually in arrears on May 15 and November 15, beginning on November 15, 2026. Interest on the 2031 notes will be paid to the person in whose name that note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest on the 2033 notes will be paid to the person in whose name that note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest on the 2036 notes will be paid to the person in whose name that note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest on the 2056 notes will be paid to the person in whose name that note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest on the 2066 notes will be paid to the person in whose name that note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest

(1)

Excludes the 364-day senior unsecured term loan facility related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from Fab 34, which was executed in April 2026.

or other payment date, as the case may be, to the date of that payment on the next succeeding business day. Unless we default on a payment, no interest will accrue for that period from and after the applicable interest payment date, maturity date or redemption date.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency we maintain for such purpose (which initially will be the corporate trust office of the trustee located at 1505 Energy Park Drive, St. Paul, MN 55108, Attention: Corporate Trust Services—Bondholder Communications). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (1) check mailed directly to holders at their registered addresses or (2) upon request of any holder of at least $1 million principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable escheat laws, all amounts of principal and of premium, if any, and interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us upon our request, and the holders of such notes will thereafter look solely to us for payment.

Optional Redemption

Prior to the Applicable Par Call Date, we may redeem the notes of any series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series discounted to the relevant redemption date (assuming such notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points for the 2031 notes, 15 basis points for the 2033 notes, 15 basis points for the 2036 notes, 20 basis points for the 2056 notes, and 20 basis points for the 2066 notes less (b) interest accrued and unpaid to the relevant redemption date, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Applicable Par Call Date for a series of notes, we may redeem the notes of such series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such notes being redeemed plus accrued and unpaid interest thereon to the relevant redemption date.

The following terms are relevant to the determination of the redemption price.

“Applicable Par Call Date” means:

•	with respect to the 2031 notes, May 1, 2031 (one month prior to the maturity date of such notes),

•	with respect to the 2033 notes, June 15, 2033 (two months prior to the maturity date of such notes),

•	with respect to the 2036 notes, February 15, 2036 (three months prior to the maturity date of such notes),

•	with respect to the 2056 notes, November 15, 2055 (six months prior to the maturity date of such notes), and

•	with respect to the 2066 notes, November 15, 2065 (six months prior to the maturity date of such notes).

“Treasury Rate” means, with respect to any redemption date for a series of notes, the yield applicable to such series of notes determined by us in accordance with the following two paragraphs.

The Treasury Rate applicable to a series of notes shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the relevant redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the relevant redemption date to the Applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the relevant redemption date.

If on the third business day preceding the relevant redemption date H.15 TCM is no longer published, we shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the Applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Applicable Par Call Date, one with a maturity date preceding the Applicable Par Call Date and one with a maturity date following the Applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Applicable Par Call Date. If there are two or more United States Treasury securities maturing on the Applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the applicable Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee deems appropriate and fair, subject, in the case of global notes (as defined below), to the applicable procedures of DTC (or any successor depositary). No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of such depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Notice of any redemption of notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

We shall notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent, in each case subject to policies and procedures of DTC (or any successor depositary). In any event, we shall provide written notice to the trustee prior to the close of business on the business day prior to the relevant redemption date if any such redemption has been rescinded or delayed, and upon receipt of such notice the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as set forth above under “—Optional Redemption.”

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of a series having the same terms as, and ranking equally and ratably with, the applicable series of notes in all respects (except for the issue date, the offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

Events of Default

Each of the following is an “event of default” under the indenture for a series of notes:

(1)	a failure to pay principal of or premium, if any, on any note of such series, when due at its stated maturity date, upon optional redemption or otherwise;

(2)	a failure to pay interest on any note of such series, for 30 days after the date payment is due and payable;

(3)

a failure by us to comply with any covenant or agreement in the indenture for 90 days after written notice from the trustee or holders of not less than 25% in the aggregate principal amount of any series then outstanding; and

(4)	the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

If an event of default with respect to a series of notes occurs and is continuing (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us as described in (4) above), then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series, may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on the applicable notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to such notes, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series also have the right to waive past defaults, other than the non-payment of principal of or premium or interest, if any, on any such outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable notes.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such notes.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to such series of notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request, and offered indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, to institute the proceeding as trustee; and

•

the trustee has not instituted the proceeding, has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with that request and has failed to institute the proceeding within the preceding 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.

A responsible officer of the trustee will, within 90 days after any default occurs of which it has actual knowledge, give notice of the default to the holders of the notes of that series, unless the default has been already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of such notes.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

We and the trustee may execute a supplemental indenture without the consent of the holders of the notes in order to:

•	cure ambiguities, omissions, defects or inconsistencies as evidenced by an officer’s certificate;

•	make any change that would provide any additional rights or benefits to the holders of the notes of a series;

•	provide for or add guarantors with respect to the notes of any series;

•	secure the notes of any series;

•	provide for uncertificated notes of any series in addition to or in place of certificated notes of the applicable series;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for the assumption by our successor, if any, of our obligations to holders of any outstanding notes of any series in compliance with the provisions of the indenture;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder of notes in any material respect.

We may issue separate series of notes under the base indenture in the future without the consent of the holders of any other series and in such event may modify the indenture with respect to such separate series in accordance with its terms.

Other amendments and modifications of the indenture or the notes may be made with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of each series affected by the amendment or modification (voting together as a single class), and our compliance with any provision of the indenture with respect to any series of notes may be waived by written notice to us and the trustee by the holders of a majority of the aggregate principal amount of the outstanding notes of each series affected by the waiver (voting together as a single class). However, no modification or amendment may, without the consent of the holder of each outstanding note affected:

•	reduce the principal amount, extend the fixed maturity, or alter or waive the redemption provisions of the notes;

•

impair the right of any holder of the notes to receive payment of principal of or premium or interest on the notes (including upon redemption) on and after the due dates for such principal, premium or interest;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of notes of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the notes;

•	waive a payment default with respect to the notes or any future guarantor of a series of notes;

•	reduce the interest rate on the notes; or

•	adversely affect the ranking of the notes of any series.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

General

The notes will be issued in registered, global form, in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. Initially, the notes of each series will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time. DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (“indirect participants”).

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participants, and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank SA/NV, as operator of Euroclear, and Citibank, N.A., as depositary for and operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association, as trustee) is the trustee under the base indenture. The trustee’s current address is 1505 Energy Park Drive, St. Paul, MN 55108, Attention: Intel Administrator/ Michael Tu. We maintain various commercial and service relationships with the trustee in the ordinary course of business.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes for cash at the time of original issuance at their “issue price” (generally, for each series of notes, the first price at which a substantial amount of the notes are sold for money to the public, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and applies only to beneficial owners that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor in light of its individual circumstances or to persons subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, grantor trusts, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, retirement plans, individual retirement accounts or other tax-deferred accounts, dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting, persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to their financial statements under Section 451 of the Code, persons liable for U.S. federal alternative minimum tax, persons subject to the base erosion and anti-abuse tax, tax-exempt organizations or governmental organizations, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, certain U.S. expatriates, persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment, U.S. Holders (as defined below) who hold the notes through non-U.S. brokers or other non-U.S. intermediaries, “controlled foreign corporations” and “passive foreign investment companies,” taxpayers required to accelerate the recognition of any item of gross income with respect to a note as a result of such income being recognized on an applicable financial statement, and persons who are tendering or otherwise having redeemed any existing notes or obligations issued by us in any substantially contemporaneous transaction. The discussion does not address any non-U.S., state, local or non-income tax consequences of the acquisition, ownership or disposition of the notes.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes). For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “holders.”

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership for U.S. federal income tax purposes and partners in such partnerships are urged to consult with their tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This discussion is for general purposes only. Prospective investors are urged to consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as non-U.S., state, and local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Interest on a note will generally be treated as ordinary income at the time it is paid or accrued, in accordance with the U.S. Holder’s usual method of accounting for tax purposes. If, however, the notes are issued for an amount less than the principal amount and the difference is at least a statutorily defined de minimis amount (as set forth in the Code), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes will generally be long-term capital gain or loss if, at the time of the sale, exchange, redemption, or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

Medicare Tax

U.S. Holders who are individuals, estates or certain trusts are subject to an additional 3.8% Medicare tax on the lesser of (a) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will be subject to U.S. federal backup withholding at the applicable rate with respect to payments on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder provides its taxpayer identification number to the paying agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition by, a U.S. Holder will generally be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

•

either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form that it is not a “U.S. person” (as defined in the Code), and provides its name, address and certain other required information or (ii) the Non-U.S. Holder holds the notes through certain foreign intermediaries or certain foreign partnerships and the Non-U.S. Holder and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable U.S. Treasury regulations.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will generally be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described below under “—Effectively Connected Income”; or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption or other taxable disposition, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses.

Effectively Connected Income

If interest or gain recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States, then the Non-U.S. Holder will be exempt from the withholding tax on interest if the Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI or an applicable successor form, but the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “United States person” (as defined in the Code). In addition to such U.S. federal income tax, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to an additional branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Backup Withholding and Information Reporting

Under current U.S. Treasury regulations, payors must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and other “reportable payments.” Such backup withholding and additional information reporting will not apply to payments on the notes made to a Non-U.S. Holder if the certification described above under “—Payments of Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale, exchange, redemption or other taxable disposition of a note made to a Non-U.S. Holder by or through the non-U.S. office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale, exchange, redemption or other taxable disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Under the provisions commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition (including a retirement or redemption) of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities and annually report certain information about such accounts, and may be required to withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under FATCA, a 30% withholding tax may be imposed on interest on the notes paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of notes on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization, but there is no assurance that the proposed regulations will be finalized in their current form.

Prospective investors should consult their tax advisors regarding the possible effect of FATCA on their investment in the notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors are urged to consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement between Intel Corporation and the several underwriters named below, the underwriters have severally and not jointly agreed to purchase, and Intel Corporation has agreed to sell to them, severally and not jointly, the principal amount of notes of each series set forth opposite its name below:

Underwriters	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Citigroup Global Markets Inc.	$200,000,000	$200,000,000	$450,000,000	$350,000,000	$100,000,000
J.P. Morgan Securities LLC	$200,000,000	$200,000,000	$450,000,000	$350,000,000	$100,000,000
Barclays Capital Inc.	$93,800,000	$93,800,000	$211,050,000	$164,150,000	$46,900,000
BofA Securities, Inc.	$93,800,000	$93,800,000	$211,050,000	$164,150,000	$46,900,000
Deutsche Bank Securities Inc.	$93,800,000	$93,800,000	$211,050,000	$164,150,000	$46,900,000
Goldman Sachs & Co. LLC	$47,550,000	$47,550,000	$106,987,500	$83,212,500	$23,775,000
Morgan Stanley & Co. LLC	$47,550,000	$47,550,000	$106,987,500	$83,212,500	$23,775,000
BNP Paribas Securities Corp.	$28,500,000	$28,500,000	$64,125,000	$49,875,000	$14,250,000
Mizuho Securities USA LLC	$28,500,000	$28,500,000	$64,125,000	$49,875,000	$14,250,000
RBC Capital Markets, LLC	$28,500,000	$28,500,000	$64,125,000	$49,875,000	$14,250,000
TD Securities (USA) LLC	$28,500,000	$28,500,000	$64,125,000	$49,875,000	$14,250,000
Wells Fargo Securities, LLC	$28,500,000	$28,500,000	$64,125,000	$49,875,000	$14,250,000
Commerz Markets LLC	$11,000,000	$11,000,000	$24,750,000	$19,250,000	$5,500,000
Credit Agricole Securities (USA) Inc.	$11,000,000	$11,000,000	$24,750,000	$19,250,000	$5,500,000
ICBC Standard Bank Plc*	$11,000,000	$11,000,000	$24,750,000	$19,250,000	$5,500,000
NatWest Markets Securities Inc.	$11,000,000	$11,000,000	$24,750,000	$19,250,000	$5,500,000
Oversea-Chinese Banking Corporation Limited**	$11,000,000	$11,000,000	$24,750,000	$19,250,000	$5,500,000
Standard Chartered Bank***	$11,000,000	$11,000,000	$24,750,000	$19,250,000	$5,500,000
Academy Securities, Inc.	$5,000,000	$5,000,000	$11,250,000	$8,750,000	$2,500,000
Loop Capital Markets LLC	$5,000,000	$5,000,000	$11,250,000	$8,750,000	$2,500,000
Siebert Williams Shank & Co., LLC	$5,000,000	$5,000,000	$11,250,000	$8,750,000	$2,500,000

Total	$1,000,000,000	$1,000,000,000	$2,250,000,000	$1,750,000,000	$500,000,000

*

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

**

Oversea-Chinese Banking Corporation Limited is restricted in its securities dealings in the United States and will not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, OCBC shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. OCBC shall offer and sell the Securities constituting part of its allotment solely outside the United States.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The underwriters are offering the notes subject to their receipt and acceptance of the notes from us, to their right to reject any order in whole or in part and to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer part of the 2031 notes to certain dealers at a price that represents a concession not in excess of 0.070% of the principal amount of the 2031 notes, part of the 2033 notes to certain dealers at a price that represents a concession not in excess of 0.090% of the principal amount of the 2033 notes, part of the 2036 notes to certain dealers at a price that represents a concession not in excess of 0.120% of the principal amount of the 2036 notes, part of the 2056 notes to certain dealers at a price that represents a concession not in excess of 0.250% of the principal amount of the 2056 notes, and part of the 2066 notes to certain dealers at a price that represents a concession not in excess of 0.250% of the principal amount of the 2066 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.050% of the principal amount of the 2031 notes, 0.060% of the principal amount of the 2033 notes, 0.080% of the principal amount of the 2036 notes, 0.150% of the principal amount of the 2056 notes, and 0.150% of the principal amount of the 2066 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

Discounts

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid By Us
Per 2031 note	0.120%
Per 2033 note	0.150%
Per 2036 note	0.200%
Per 2056 note	0.400%
Per 2066 note	0.400%
Total	$16,200,000

We estimate that our out-of-pocket expenses in connection with this offering, other than underwriting discounts, will be approximately $6.7 million.

The underwriters have agreed to reimburse us up to $1.0 million for certain of our out-of-pocket expenses associated with the offering.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

New Issue of Notes

The notes of each series are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Settlement

We expect to deliver the notes against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. For example, affiliates of certain of the underwriters are lenders under our revolving credit facility we entered into in March of 2021, as amended in the first quarter of 2023, and our 364-day revolving credit facility we entered into in November 2022, as amended in the first quarter of 2023.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. If any of the underwriters or their respective affiliates has a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge or otherwise reduce their exposure, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters or their respective affiliates would hedge or otherwise reduce such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in the “Use of Proceeds” section of this prospectus supplement, we expect to use the net proceeds from this offering to repay the 364-day senior unsecured term loan facility related to our repurchase from Apollo-managed funds and affiliates of their 49% minority ownership interest in our majority-owned and consolidated joint investment entity with rights related to the factory output from Fab 34. Accordingly, certain of the underwriters and/or their affiliates who may be holders of our 364-day senior unsecured term loan facility may receive a portion of the proceeds of the offering. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering by reason of any such repayment, such underwriters would be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the Notes are investment-grade rated by one or more nationally recognized statistical rating agencies.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, the “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes-based investment products or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that the offering of the notes falls within one of the exceptions specified in Part 1 of Schedule 1 of the POATRs. Accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the POATRs or the FSMA, and any offer of the notes in the United Kingdom is made pursuant to an exemption under the POATRs or the FSMA.

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are only being distributed to, and must not be passed on to, the general public in the UK. In the UK, such documents are only directed at, persons who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom they may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying base prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have not offered or sold the notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the notes or cause the notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances that constitute an offer or a solicitation of an offer within the meaning of the Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any other person than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Redwood City, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 27, 2025, and the effectiveness of our internal control over financial reporting as of December 27, 2025, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

INTEL CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We or selling securityholders may, from time to time, offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units. Each time we or selling securityholders sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement, any related free writing prospectus prepared by or on behalf of us for that offering and any document we incorporate by reference carefully before you invest in our securities.

Our common stock is listed on the Nasdaq Global Select Market® under the symbol “INTC.”

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission and the applicable prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 23, 2026.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We or selling securityholders may sell any combination of the securities described in this prospectus, from time to time.

The types of securities that we or selling securityholders may offer and sell, from time to time, pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts; and

•	units consisting of any of the securities listed above.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe, in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

ii

THE COMPANY

We are a global designer and manufacturer of semiconductor products. The central processing units (“CPUs”) and other semiconductor solutions that we design, manufacture, market, sell and service are incorporated in computing and related end products and services, and utilized globally by consumers, enterprises, governments and educational organizations. Our customers primarily include original equipment manufacturers (“OEMs”), original design manufacturers (“ODMs”), cloud service providers (“CSPs”), and other manufacturers and service providers, such as industrial and communication equipment manufacturers. We market and sell our products through a combination of direct sales through our global sales organization and indirect channels, including distributors, resellers, retailers and OEM partners.

As a U.S.-based integrated design manufacturer (“IDM”), in addition to designing CPUs and other semiconductor products, we develop leading-edge semiconductor manufacturing process technologies (“nodes”) and advanced packaging technologies and predominantly manufacture our semiconductor products at our manufacturing and assembly and test facilities, many of which are in the U.S. We are the only company undertaking research, design and development of leading-edge and next generation semiconductor manufacturing technologies and high-volume manufacturing of logic semiconductors utilizing leading-edge nodes in the U.S., making us a strategically important company from both a national economic and national security perspective. In addition to manufacturing our own products, we offer third-party foundry services to external customers and aim to establish this business as a leading external foundry.

Our principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95054-1549, (408) 765-8080, and our Internet website address is www.intel.com. Information on or accessible through our Internet website is not a part of this prospectus.

When used in this prospectus, the terms “the Company,” “Intel,” “issuer,” “we,” “our,” and “us” refer to Intel Corporation and its consolidated subsidiaries, unless otherwise specified.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents that are incorporated by reference in this prospectus contain forward-looking statements that involve a number of risks and uncertainties. Words such as “accelerate”, “achieve”, “aim”, “ambitions”, “anticipate”, “believe”, “committed”, “continue”, “could”, “designed”, “estimate”, “expect”, “forecast”, “future”, “goals”, “grow”, “guidance”, “intend”, “likely”, “may”, “might”, “milestones”, “next generation”, “objective”, “on track”, “opportunity”, “outlook”, “pending”, “plan”, “position”, “possible”, “potential”, “predict”, “progress”, “ramp”, “roadmap”, “seek”, “should”, “strive”, “targets”, “to be”, “upcoming”, “will”, “would”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Each of the forward-looking statements we make in this prospectus involves risks, uncertainties and assumptions based on information available to us as of the date of this prospectus. Such risks and uncertainties, many of which relate to matters beyond our control, could cause actual results to differ materially and adversely from these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” of this prospectus and Part I, Item 1A, “Risk Factors” beginning on page 37 of our Annual Report on Form 10-K for the fiscal year ended December 27, 2025, filed with the SEC on January 23, 2026 (the “2025 Form 10-K”), incorporated by reference in this prospectus, and as may be updated in filings we make from time to time with the SEC. The risks described in this prospectus, any prospectus supplement and documents that are incorporated by reference in this prospectus should be carefully reviewed. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. We do not undertake, and expressly disclaim any duty, to update such forward-looking statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.

RISK FACTORS

Investing in these securities involves certain risks. Before making a decision to invest in these securities, you should carefully consider the risks described under Part I, Item 1A, “Risk Factors” of the 2025 Form 10-K and as may be updated in filings we make from time to time with the SEC, and those described in other documents that we incorporate by reference into this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indenture under which the debt securities are to be issued, unless otherwise specified in any applicable prospectus supplement or any related free writing prospectus. The particular terms of the debt securities to be sold by us will be set forth in an applicable prospectus supplement and/or free writing prospectus relating to such debt securities. For purposes of this description of debt securities, references to “the Company,” “Intel,” “we,” “our,” and “us” refer only to Intel Corporation and not to its subsidiaries.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture dated as of March 29, 2006 between us and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as successor trustee (the “base indenture”), that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time, including, as applicable, the first supplemental indenture dated as of December 3, 2007 between us and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as successor trustee (together with the base indenture, the “indenture”) and any subsequent supplemental indentures with respect to one or more series of debt securities, whether with the same or a different trustee. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement and/or any related free writing prospectus with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto: (i) the title and series of such debt securities, including CUSIP numbers; (ii) any limit upon the aggregate principal amount of such debt securities of such title or series; (iii) whether such debt securities will be in global or other form; (iv) the date(s) and method(s) by which principal and any premium on such debt securities is payable; (v) interest rate or rates (or method by which such rate will be determined), if any; (vi) the dates on which any such interest will be payable and the method of payment; (vii) whether and under what circumstances any additional amounts are payable with respect to such debt securities; (viii) the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security; (ix) the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months; (x) the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable; (xi) any redemption or sinking fund provisions; (xii) the denominations of such debt securities; (xiii) any rights of the holders of such debt securities to convert the debt securities into other securities or property; (xiv) the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars; (xv) the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods; (xvi) if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (xvii) any deletions from, modifications of or additions to events of default or covenants and remedies therefor; (xviii) whether such debt securities will be subject to legal defeasance or covenant defeasance, and any changes in the covenants subject to covenant defeasance, and any deletions from, or modifications of or additions to satisfaction and discharge provisions; (xix) whether, and the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants; (xx) any trustees other than the trustee under the base indenture and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities; (xxi) the terms, if any, on which such debt securities will be subordinated to other debt of the Company; and (xxii) any other specific terms of such debt securities and any other deletions from, modifications of or additions to the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock” below.

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the applicable trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such other amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such outstanding debt security affected thereby, among other things: (a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair the right of any holder of debt securities to institute suit for the enforcement of payment thereof on or after the stated maturity thereof (or, in the case of a redemption, on or after the redemption date) or, if such debt securities provide therefor, any right of repayment at the option of the holder on or after the date for repayment, (b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; (c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby; or (d) make any change that adversely affects the right to convert or exchange any debt security into or for common stock or other securities, cash or other property in accordance with the terms of such applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for any of the following purposes: (1) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder; (2) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture; (3) to establish the form and terms of debt securities issued thereunder; (4) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture which shall not adversely affect the interests of the holders of any series of outstanding debt securities issued thereunder in any material respect; (6) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under the indenture; (7) to add any additional events of default with respect to all or any series of debt securities; (8) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other debt security in any material respect; (9) to make provisions with respect to conversion or exchange rights of holders of debt securities of any series; (10) to amend or supplement any provision contained in such indenture or any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding; or (11) to qualify such indenture under the Trust Indenture Act of 1939.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder: (a) default in the payment of principal (or premium, if any) or any additional amounts with respect to such principal or premium on any series of the debt securities outstanding under the indenture when such principal or premium, or such additional amounts with respect thereto, become due and payable at their maturity; (b) default in the payment of any interest or any additional amounts with respect to such interest on any series of the debt securities outstanding under the indenture when due, and the continuance of that default for 30 days; (c) default in the deposit, if any, of any sinking fund payment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series; (d) failure to perform any other covenant or warranty of the Company contained in such indenture or such debt securities, and the continuance of that default for 90 days after written notice from the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default other than a default specified in clause (e) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable immediately. If an event of default described in (e) above shall occur and be continuing then the principal and accrued interest (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series shall be and become due and payable immediately, without action by any holder or the applicable trustee. Any event of default with respect to a particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, interest or additional amounts, if any, on such series of debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium, if any, on, or sinking fund payment, if any, in respect of, the debt securities) if the applicable trustee in good faith determines it is in the best interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any right or power under such indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, that (a) such direction is not in conflict with any rule of law or with the indenture or with the debt securities of any series under the indenture, (b) the applicable trustee may take any other action deemed proper by the applicable trustee that is not inconsistent with such direction and (c) such direction is not unduly prejudicial to the rights of other holders of the debt securities of such series not joining in such action. No holder of any debt security of any series has the right to institute any proceeding with respect to the indenture unless certain conditions precedent are satisfied including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act. The holder of a debt security has an absolute right to receive payment of the principal of, premium, if any, and interest when due on the respective stated maturity or maturities specified in such debt securities and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets and the properties and the assets and properties of its subsidiaries (taken as a whole) to any person unless the successor person is a corporation or limited liability company organized under the laws of the United States or any State thereof or the District of Columbia and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and certain documentary conditions are met.

Certain Covenants

Existence. Except as permitted under “— Consolidation, Merger and Sale of Assets,” the indenture requires the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of its business.

Calculation of Original Issue Discount. The Company shall file with the applicable trustee promptly at the end of each calendar year a written notice specifying the amount of original issue discount accrued on outstanding debt securities at the end of such year and any other specific information as may then be relevant under the Internal Revenue Code of 1986, as amended.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (i) the debt securities are redeemable at the option of the Company, (ii) the holder of debt securities may cause the Company to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or, from time to time, repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the applicable trustee for cancellation.

Discharge, Legal Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (i) either (A) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation or (B) all debt securities of such series not previously delivered to the applicable trustee for cancellation (x) have become due and payable, (y) will become due and payable at their stated maturity within one year or (z) if redeemable, are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, and, in the case of clauses (x), (y) and (z) above, the Company deposits in trust with the applicable trustee, as trust funds, money sufficient to pay principal of and any premium and interest on, and any additional amounts with respect to, the debt securities of such series to the date of deposit (in the case of debt securities that have become due and payable) or to the date of maturity or redemption, as the case may be, (ii) the Company has paid or caused to be paid all other sums payable under such indenture by the Company with respect to the outstanding debt securities of such series and (iii) the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. Notwithstanding the satisfaction and discharge of the indenture with respect to any series of debt securities, the obligations of the Company to compensate, reimburse and indemnify the applicable trustee under the indenture shall survive. If money has been deposited with the applicable trustee pursuant to clause (i)(B) above, the obligations of the Company with respect to the debt securities of such series to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to pay additional amounts, if any, with respect to such securities as contemplated by the indenture (but only to the extent such additional amounts exceed the amount deposited with respect to such additional amounts) and with respect to any rights to convert or exchange such debt securities into common stock or other securities, cash or other property shall survive such satisfaction and discharge.

The indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“legal defeasance”) and (ii) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) of the first paragraph of “— Events of Default” with respect to the outstanding debt securities of such series (“covenant defeasance”); provided that the following conditions shall have been satisfied, among others: (A) the Company has irrevocably deposited in trust with the applicable trustee as trust funds for payment of the principal of and interest of the debt securities of such series, money or U.S. government obligations or a combination thereof sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee, without consideration of any reinvestment, to pay and discharge the principal of and premium, if any, interest, if any, on the outstanding debt securities of such series to maturity; (B) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such trustee an opinion of counsel that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance, as applicable, had not occurred; and (E) the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the legal defeasance or covenant defeasance contemplated have been complied with. Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, the trustee under the base indenture is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the provisions of our third restated certificate of incorporation (the “certificate of incorporation”) and our bylaws (the “bylaws”), as amended and restated, each of which is an exhibit to the 2025 Form 10-K, which is incorporated by reference into this prospectus.

Common Stock

Under the certificate of incorporation, Intel is authorized to issue up to ten billion shares of common stock. As of January 16, 2026 there were approximately 4,995 million shares of common stock issued and outstanding. The shares of common stock currently outstanding are fully paid and nonassessable.

Preferred Stock

Under the certificate of incorporation, Intel is authorized to issue up to 50 million shares of preferred stock. The preferred stock may be issued in one or more series, and the board of directors of Intel is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of January 16, 2026, there were no shares of preferred stock issued and outstanding.

Bylaws

The board of directors has the authority to repeal, alter or amend the bylaws or adopt new bylaws, subject to certain limitations set forth in the bylaws.

No Preemptive, Redemption or Conversion Rights

The common stock is not redeemable, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Intel.

Voting Rights

Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of Intel. Holders of shares of common stock do not have cumulative voting rights.

Board of Directors

The board of directors is not classified. Our bylaws establish that the size of the whole board of directors shall be fixed from time to time by a duly adopted resolution of the board of directors.

No Action by Stockholder Consent

The certificate of incorporation prohibits action that is required or permitted to be taken at any annual or special meeting of stockholders of Intel from being taken by the written consent of stockholders without a meeting.

Power to Call Special Stockholder Meeting

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Pursuant to our bylaws, special meetings of the stockholders may be called, for any purpose or purposes, by the Chairman of the board of directors, the Chief Executive Officer or the board of directors at any time. In addition, a special meeting of the stockholders of Intel shall be called by the board of directors upon written request to the Corporate Secretary of one or more stockholders owning in the aggregate not less than fifteen percent (15%) of the outstanding shares entitled to vote on the matter or matters to be brought before the proposed special meeting.

Proxy Access Nominations

Under our bylaws, a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our common stock for three years or more may nominate a director and have that nominee included in our proxy materials, provided that the stockholder and nominee satisfy the requirements specified in our bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the board of directors for inclusion in our proxy statement must satisfy the requirements specified in our bylaws.

Dividend Rights

Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if any, as and when declared, from time to time, by the board of directors out of funds legally available therefor.

Liquidation, Dissolution or Similar Rights

Subject to the preferences applicable to any outstanding shares of preferred stock, upon liquidation, dissolution or winding up of the affairs of Intel, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Intel available for distribution to holders of stock of Intel.

Forum Selection Clause

Under our bylaws, unless Intel consents in writing to the selection of an alternative forum, the sole and exclusive forum for making certain types of claims shall be the Delaware Court of Chancery (except that, in the event the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware). This provision applies to (a) any derivative action or proceeding brought on behalf of Intel, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Intel to Intel or our stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or Intel’s certificate of incorporation or bylaws, (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 27, 2025, as set forth in their report, which is incorporated by reference in this prospectus and the accompanying registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and information statements and amendments to reports filed or furnished pursuant to the Exchange Act with the SEC. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY FREE WRITING PROSPECTUS PREPARED BY OR ON BEHALF OF US OR TO WHICH WE HAVE REFERRED YOU. WE TAKE NO RESPONSIBILITY AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. You should not assume that the information provided in this prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Intel SEC Filings (File No. 000-06217)	Period
Annual Report on Form 10-K	Year ended December 27, 2025

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the applicable securities under this prospectus. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference (i) any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

You may obtain copies of any of these filings through Intel as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them from our Investor Relations department, at the following address:

Investor Relations Manager

2200 Mission College Blvd.

M/S RNB

Santa Clara, CA 95054

(800) 628-8686

www.intel.com

$6,500,000,000

Intel Corporation

$1,000,000,000 4.650% Senior Notes due 2031

$1,000,000,000 5.000% Senior Notes due 2033

$2,250,000,000 5.300% Senior Notes due 2036

$1,750,000,000 6.125% Senior Notes due 2056

$500,000,000 6.200% Senior Notes due 2066

Prospectus Supplement

April 27, 2026

Joint Book-Running Managers

Citigroup		J.P. Morgan

Barclays	BofA Securities	Deutsche Bank Securities

Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

BNP PARIBAS	Mizuho	RBC Capital Markets	TD Securities	Wells Fargo Securities

COMMERZBANK	Credit Agricole CIB	ICBC Standard Bank	NatWest	OCBC	Standard Chartered Bank

Academy Securities	Loop Capital Markets	Siebert Williams Shank